EXHIBT A

to the

American Funds College Target Date Series

Amended and Restated Principal Underwriting Agreement

Fund	Effective Date	Termination Date
American Funds College 2042 Fund	Commencement of Operations	April 30, 2024
American Funds College 2039 Fund	May 1, 2023	April 30, 2024
American Funds College 2036 Fund	May 1, 2023	April 30, 2024
American Funds College 2033 Fund	May 1, 2023	April 30, 2024
American Funds College 2030 Fund	May 1, 2023	April 30, 2024
American Funds College 2027 Fund	May 1, 2023	April 30, 2024
American Funds College 2024 Fund	May 1, 2023	April 30, 2024
American Funds College Enrollment Fund	May 1, 2023	April 30, 2024